                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of The E. W. Scripps Company on Form S-3 of our report dated January 22, 2003 (except for Notes 1 and 12, as to which the date is February 6, 2003) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets"), appearing in the Annual Report on Form 10-K of The E. W. Scripps Company for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche


Cincinnati, Ohio
March 25, 2003